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                                                                     EXHIBIT 5.1


                               March 27, 1998



               Re:    Advanta Equipment Receivables Asset-Backed Notes


Ladies and Gentlemen:



          We have acted as special counsel to Advanta Business Services Corp., a Delaware corporation ("Advanta"), Advanta Leasing Receivables Corp. IV ("ALRC IV") and Advanta Leasing Receivables Corp. V ("ALRC V", and together with Advanta and ALRC IV, the "Registrants") as to certain matters in connection with the Advanta Equipment Receivables Asset-Backed Notes (the "Notes") which will be issued from time to time pursuant to supplements to a Master Facility Agreement (the "Facility Agreement") dated as of May 1, 1997 among Advanta, the Obligors' Agent and The Chase Manhattan Bank, as Trustee (the "Trustee").



              The assets which will be pledged to the Trustee for the benefit of holders of the Notes (the "Noteholders") will include a pool of leases (including, but not limited to, finance leases, true leases and full payout leases), loans, contracts and promissory notes financing the purchase or lease of a variety of commercial assets, commercial products or personal property used exclusively for commercial purposes, all monies paid or payable thereunder after the related Cut-Off Date, security interests in the underlying collateral financed thereby, certain bank accounts and the proceeds thereof, the right to receive certain insurance proceeds and certain other property (the "Receivables").


               Capitalized terms not otherwise defined herein have their respective meanings as set forth in the Facility Agreement.


               As such counsel, we have examined original or certified copies of the Articles of Incorporation and Bylaws of each of the Registrants, as amended to date, and the resolutions adopted by the Board of Directors of each of the Registrants ratifying the execution, delivery and participation in the transactions contemplated by the Agreements (as hereinafter defined). We have examined the Facility Agreement, together with the Prospectus (the "Agreements").



               The term "Prospectus" means the prospectus included in the Registration Statement. The term "Registration Statement" means (i) the Registration Statement on Form S-1 (No. 333-38575, 333-38575-01 and 333-38575-02), including the exhibits thereto and (ii) any post-effective amendment filed and declared effective prior to the date of issuance of the Notes.



               We have also examined such other documents, papers, statutes and authorities as we have deemed necessary as a basis for the opinions hereinafter set forth. In all such examinations made by us in connection with this opinion, we have assumed the genuineness of all signatures, the completeness and authenticity of all records and all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.


               As to various matters of fact relevant to the opinions hereinafter expressed, we have relied upon the representations and warranties contained in the Agreements and statements and certificates of officers and representatives of each of the Registrants.




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               In rendering the opinions expressed in paragraphs numbered 1 and
2 below, we have assumed, without investigation, that (i) each Receivable will be enforced in a commercially reasonable manner and (ii) each Receivable has been duly authorized, executed and delivered by the respective Obligor thereunder and constitutes the valid and legally binding obligation of such obligor enforceable against such obligor in accordance with its terms, subject to standard exceptions.


               We also have assumed, without investigation, (a) as to all parties to the Facility Agreement, the due authorization, execution, and delivery thereof, and the validity and enforceability thereof against all parties thereto other than Advanta or the Obligors' Agent, (b) each party has full power, authority and legal right, under its charter and other governing documents, corporate and regulatory legislation and the laws of its jurisdiction of incorporation or organization, to execute and deliver the Facility Agreement and to carry out the transactions contemplated thereunder, (c) ALRC IV and ALRC V have the respective rights in the Receivables as contemplated by the Agreements as of the date hereof, (d) the purchase price for the Notes has been delivered and received in accordance with the terms of the Underwriting Agreement and the Facility Agreement, respectively and (e) the Facility Agreement will be enforced in good faith and in a commercially reasonable manner.


               We have assumed that the Receivables and rights to receive payment under the Receivables are not subject to any right, lien or interest of any government or any agency or instrumentality thereof (including without limitation any federal or state tax lien, or lien arising under Title IV of ERISA) and that they are not subject to any lien arising by operation of law or any judicial lien.

               We have also assumed that the Notes constitute debt and not equity for purposes of ERISA and that each employee benefit plan covered by ERISA, any of whose assets are invested in a Note, is a plan to which an administrative prohibited transaction exemption is fully available.





               With respect to matters of fact, we have relied, without investigation, on, and assumed the accuracy and completeness of, each Officer's Certificate and the representations of Advanta in the instruments and documents delivered at the closing. Where matters are stated to be to the best of our knowledge, or known to us, our investigations consisted of inquiries of Advanta, ALRC IV and ALRC V, the results of which are reflected in the Officer's Certificates being furnished to you with this opinion, and we have not made any investigation as to, and have not independently verified the facts underlying, such matters nor have we undertaken a search of court dockets in any jurisdiction.



               To the extent that our opinions expressed in paragraphs numbered 1 and 2 below are related to the enforceability of the choice of law provisions contained in the Facility Agreement, such opinions are based upon our reading of the provisions of Section 5-1401 of the General Obligations Law of the State of New York. While we have not found any reported cases construing such statutory provisions, we believe that a New York court applying such statutory provisions to the Agreements would give effect to the choice of law provisions set forth therein.

               Statements in this opinion as to the validity, binding effect and enforceability of agreements, instruments and documents are subject (i) to limitations as to enforceability imposed by bankruptcy,


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insolvency, moratorium, reorganization and other similar laws of general application relating to or affecting the enforceability of creditors' rights;
(ii) to general limitations under equitable principles limiting the availability of equitable remedies; (iii) to the equitable discretion of the court before which any proceeding therefor may be brought; (iv) as to the enforceability of any security interest or security agreement, to the limitations of good faith, fair dealing and commercial reasonableness imposed by the Uniform Commercial Code of the State of New York, as in effect on the date hereof ("UCC") as to the remedies set out in such agreements, instruments and documents; and (v) as to rights to indemnity, limitations that may exist under federal and state laws or the public policy underlying such laws.

               Statements in this opinion as to enforceability are further qualified by (i) the application of judicial decisions involving statutes or principles of equity which have held that certain covenants and other provisions of agreements, including those providing for the acceleration of indebtedness due under debt instruments upon the occurrence of events therein described, are unenforceable in circumstances where it can be demonstrated that the enforcement of such provisions is not reasonably necessary for the protection of the lender;
(ii) the effect of the law of any jurisdiction other than the State of New York which limits the rate of interest which may be charged or collected; and (iii) the validity, binding effect or enforceability, under certain circumstances, of contractual provisions in the Agreements with respect to indemnification or waiving defenses to obligations where such indemnification or such waivers are against public policy, or granting self-help or summary remedies.

               Based upon and subject to the foregoing, we are of the opinion that:

               1. The Facility Agreement has been duly executed and delivered by Advanta and constitutes the valid, legal and binding agreement of Advanta, enforceable against Advanta in accordance with its terms.

               2. Assuming the Facility Agreement has been duly executed and delivered by the parties thereto (other than Advanta), each such agreement constitutes the valid, legal and binding agreement of Advanta, enforceable against Advanta in accordance with its terms. The Facility Agreement creates a valid and enforceable security interest in the Collateral (as defined therein) pledged thereunder to the Trustee.

               3. No consent, approval, authorization or order of, registration or filing with, or notice to, courts, governmental agency or body or other tribunal is required under federal laws or the laws of the State of New York, for the execution, delivery and performance by Advanta of the Facility Agreement, the offer, issuance, sale or delivery of the Notes, except such which have been obtained.

               4. No consent, approval, authorization or order of, registration or filing with, or notice to, courts, governmental agency or body or other tribunal is required under federal laws or the laws of the State of New York, for the execution, delivery and performance by Advanta of the Facility Agreement, except such which have been obtained.


               5. The Notes have been duly authorized by all requisite action and, when duly and validly executed by the Trustee and authenticated by the Trustee in accordance with the Facility Agreement,


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the Notes will be validly issued and outstanding, entitled to the benefits of the Facility Agreement and will be fully paid and non-assessable.





               6. The arrangement pursuant to which the Receivables are held does not constitute an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

               7. The Facility Agreement has been duly qualified under the Trust Indenture Act of 1939, as amended.





        We are members of the bar of the State of New York and this opinion is limited to the laws of the State of New York and the Federal laws of the United States of America.



        This opinion is furnished by us as counsel to the Registrants. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to Dewey Ballantine LLP in the Registration Statement and the related prospectus under the heading "Legal Matters."

                                                          Very truly yours,

                                                       /s/ Dewey Ballantine LLP